Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES FOURTH QUARTER AND 2008 IMPROVED EARNINGS,

CONTINUATION OF CASH DIVIDEND

TOMS RIVER, NEW JERSEY, January 22, 2009…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share increased to $.30 for the quarter ended December 31, 2008 as compared to $.26 for the corresponding prior year period. For the year ended December 31, 2008 diluted earnings per share increased to $1.26 as compared to $.09 for the corresponding prior year period. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $.20 per share - covering the three month period ended December 31, 2008 - to be paid on February 13, 2009, to shareholders of record on January 30, 2009.

Discussing the results, CEO John R. Garbarino reflected on the improvement in earnings over the prior year. “In the face of a difficult economic environment we continue to grow earnings over the prior year. Our net interest margin again expanded to 3.35% in the current quarter from 2.83% in the prior year quarter and 3.30% in the linked quarter. Decreases in short-term interest rates coupled with disciplined deposit pricing benefited the Bank’s core operations. We are also pleased to announce the payment of our forty-eighth consecutive quarterly cash dividend, unchanged from prior quarters.”

Commenting on capital, he continued, “The consistency of our quarterly earnings at the Bank this year, coupled with controls on our balance sheet growth, have helped stabilize our capital position. Additionally, as a healthy, well-capitalized institution we were pleased to be invited to take advantage of the Treasury’s Capital Purchase Plan, accepting $38.3 million in Treasury’s preferred equity investment in January 2009, further bolstering our capital position in the New Year.”

Results of Operations

Net interest income for the quarter and year ended December 31, 2008 increased to $14.9 million and $58.0 million, respectively as compared to $13.0 million and $52.9 million, respectively, in the same prior year periods, reflecting a higher net interest margin partly offset by lower levels of interest-earning assets. The net interest margin increased to 3.35% and 3.24%, respectively, for the quarter and year ended December 31, 2008 from 2.83% and 2.79%, respectively, in the same prior year periods. The yield on interest-earning assets decreased to 5.62% and 5.77%, respectively, as compared to 6.06% and 6.07%, respectively, in the same prior year periods. The cost of interest-bearing liabilities decreased to 2.48% and 2.77%, respectively, for the quarter and year ended December 31, 2008, as compared to 3.51% and 3.57%, respectively, in the same prior year periods. Average interest-earning assets decreased by $58.6 million and $102.0 million, respectively, for the quarter and year ended December 31, 2008 as compared to the same prior year periods. The decrease was concentrated in average loans receivable which declined $34.0 million and $75.7 million, respectively, primarily due to the shuttering of Columbia Home Loans, LLC, (Columbia) the Company’s mortgage banking subsidiary, in the fourth quarter of 2007.

Other income decreased to $2.8 million for the quarter ended December 31, 2008 as compared to $4.1 million in the same prior year period. For the year ended December 31, 2008 other income increased to $12.8 million as compared to $2.5 million in the same prior year period. The net gain (loss) and lower of cost or market adjustment on sales of loans and securities available for sale was a gain of $455,000 and $799,000, respectively, for the quarter and year ended December 31, 2008 as compared to a gain of $627,000 and a loss of $11.0 million, respectively, in the same prior year periods. The net gain for the year ended December 31, 2008 includes a $902,000 loss on investment securities transactions. The net loss for the year ended December 31, 2007 includes a $9.4 million charge by Columbia to reduce loans held for sale to their current fair market value, a $1.3 million loss on the bulk sale of subprime loans and a $3.5 million charge to supplement the reserve for repurchased loans. The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $1.1 million at December 31, 2008. For the quarter ended December 31, 2008 the Company recognized a reversal of the provision for repurchased loans of $37,000. There were no charge-offs and no loan repurchases during the quarter. For the year ended December 31, 2008, the Company recognized a reversal of the provision for repurchased loans of $248,000 and charge-offs of $1.0 million relating to three loan repurchases and two comprehensive negotiated settlements in lieu of a loan repurchase. At December 31, 2008 there was one outstanding loan repurchase request, which the Company is contesting.

Income (loss) from Bank Owned Life Insurance (“BOLI”) was a net loss of $252,000 and income of $704,000, respectively, for the quarter and year ended December 31, 2008 as compared to income of $343,000 and $1,285,000, respectively, for the corresponding prior year periods. The results for the quarter and year-ended December 31, 2008 were adversely affected by a $568,000 impairment to certain investment securities held by the BOLI’s underlying investment fund. The Company’s BOLI is invested in a separate account insurance product which is invested in a fixed income portfolio designed to mirror the Lehman Brothers Aggregate Bond Index.

Operating expenses amounted to $12.2 million and $47.4 million, respectively, for the quarter and year ended December 31, 2008, as compared to $12.4 million and $53.8 million, respectively, for the corresponding prior year periods. The expense reduction is primarily due to the shuttering of Columbia in late 2007. Also, operating expenses for the year ended December 31, 2007 included an expense of $1.0 million representing a write-off of the previously established goodwill on the acquisition of Columbia. Operating expenses for the quarter and year ended December 31, 2008 also benefited from a reduction in retirement plan expense. Operating expenses for the quarter and year ended December 31, 2008 include costs relating to the opening of new branches in Freehold, Waretown and Bayville, New Jersey as well as continued elevated professional fees and charges related to vacant office space for Columbia.

The provision (benefit) for income taxes amounted to $1.4 million and $6.9 million for the quarter and year ended December 31, 2008 as compared to $1.5 million and a benefit of $140,000 in the same prior year periods. The provision for income taxes for the quarter and year ended December 31, 2008 benefited from $524,000 in state tax refunds relating to OceanFirst Realty Corp. for the years 2002 through 2006.

Financial Condition

Loans receivable, net decreased by $27.5 million at December 31, 2008 as compared to December 31, 2007 partly derived from increased prepayments due to refinancings and the Bank’s ongoing strategy to sell newly originated longer-term 1-4 family fixed-rate loans. At December 31, 2008, the Company was holding subprime loans from the former Columbia portfolio with a gross principal balance of $5.3 million and a carrying value, net of reserves and lower of cost or market adjustment of $3.3 million. Deposits decreased to $1,274.1 million at December 31, 2008 from $1,283.8 million at December 31, 2007. Core deposits, however, defined as all deposits excluding time deposits, increased $77.1 million which was offset by a $86.7 million decrease in certificates of deposit as the Bank continued to moderate its pricing for this product. Total Federal Home Loan Bank borrowings decreased to $359.9 million at December 31, 2008 from $405.0 million at December 31, 2007, primarily due to the reduction in loans receivable, net.

Asset Quality

The Company’s non-performing loans totaled $16.0 million at December 31, 2008, an increase from $8.7 million at December 31, 2007. The increase is partly related to two commercial loan relationships totaling $4.0 million which became non-performing during 2008. The first loan relationship totals $2.1 million and is well secured by commercial real estate collateral and a strong guarantor. The second loan relationship totals $1.9 million and is likewise well-secured by commercial real estate collateral. Additionally, non-performing 1-4 family loans increased $2.1 million over the prior year. Non-performing loans at December 31, 2008 include $1.4 million of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $3.2 million of loans previously held for sale that were also written down to market value. For the year ended December 31, 2008, the Company realized net loan charge-offs of $578,000.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, January 23, 2009 at 11:00 a.m. Eastern time. The direct dial number for the call is (800) 860-2442. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877)344-7529, Replay Conference Number 426841, from one hour after the end of the call until 9:00 a.m. on February 9, 2009.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Thursday, May 7, 2009 at 10:00 A.M. Eastern Standard Time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 10, 2009.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2008	December 31, 2007
ASSETS
Cash and due from banks	$18,475	$27,547
Investment securities available for sale	34,364	57,625
Federal Home Loan Bank of New York stock, at cost	20,910	22,941
Mortgage-backed securities available for sale	40,801	54,137
Loans receivable, net	1,648,378	1,675,919
Mortgage loans held for sale	3,903	6,072
Interest and dividends receivable	6,298	6,915
Real estate owned, net	1,141	438
Premises and equipment, net	21,336	17,882
Servicing asset	7,229	8,940
Bank Owned Life Insurance	39,135	38,430
Other assets	15,976	10,653

Total assets	$1,857,946	$1,927,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,274,132	$1,283,790
Securities sold under agreements to repurchase with retail customers	62,422	69,807
Securities sold under agreements to repurchase with the Federal Home Loan Bank	—	12,000
Federal Home Loan Bank advances	359,900	393,000
Other borrowings	27,500	27,500
Advances by borrowers for taxes and insurance	7,581	7,588
Other liabilities	6,628	9,508

Total liabilities	1,738,163	1,803,193

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,364,573 and 12,346,465 shares outstanding at December 31, 2008 and December 31, 2007, respectively	272	272
Additional paid-in capital	204,298	203,532
Retained earnings	160,267	154,929
Accumulated other comprehensive loss	(14,462)	(3,211)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(5,069)	(5,360)
Treasury stock, 14,812,799 and 14,830,907 shares at December 31, 2008 and December 31, 2007, respectively	(225,523)	(225,856)
Common stock acquired by Deferred Compensation Plan	981	1,307
Deferred Compensation Plan Liability	(981)	(1,307)

Total stockholders’ equity	119,783	124,306

Total liabilities and stockholders’ equity	$1,857,946	$1,927,499

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2008	2007	2008	2007
	(Unaudited)
Interest income:
Loans	$23,734	$25,716	$96,660	$105,244
Mortgage-backed securities	500	648	2,210	2,775
Investment securities and other	748	1,451	4,535	6,945

Total interest income	24,982	27,815	103,405	114,964

Interest expense:
Deposits	5,929	8,808	26,756	36,586
Borrowed funds	4,157	6,022	18,626	25,454

Total interest expense	10,086	14,830	45,382	62,040

Net interest income	14,896	12,985	58,023	52,924
Provision for loan losses	600	175	1,775	700

Net interest income after provision for loan losses	14,296	12,810	56,248	52,224

Other income:
Loan servicing income	92	112	385	468
Fees and service charges	2,545	2,950	10,838	11,674
Net gain (loss) and lower of cost or market adjustment on sales of loans and securities available for sale	455	627	799	(11,048)
Net (loss) income from other real estate operations	(24)	73	72	100
(Loss) income from Bank Owned Life Insurance	(252)	343	704	1,285
Other	10	11	25	52

Total other income	2,826	4,116	12,823	2,531

Operating expenses:
Compensation and employee benefits	6,363	6,243	24,270	28,469
Occupancy	1,543	1,623	5,487	5,651
Equipment	548	592	1,981	2,202
Marketing	535	436	1,833	1,482
Federal deposit insurance	152	183	1,104	626
Data processing	801	829	3,176	3,454
General and administrative	2,240	2,469	9,596	10,922
Goodwill impairment	—	—	—	1,014

Total operating expenses	12,182	12,375	47,447	53,820

Income before provision (benefit) for income taxes	4,940	4,551	21,624	935
Provision (benefit) for income taxes	1,440	1,457	6,860	(140)

Net income	$3,500	$3,094	$14,764	$1,075

Basic earnings per share	$0.30	$0.27	$1.27	$0.09

Diluted earnings per share	$0.30	$0.26	$1.26	$0.09

Average basic shares outstanding	11,687	11,612	11,667	11,545

Average diluted shares outstanding	11,741	11,685	11,758	11,648

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31, 2008	At December 31, 2007
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	6.45%	6.45%
Common shares outstanding (in thousands)	12,365	12,346
Stockholders’ equity per common share	$9.69	$10.07
Tangible stockholders’ equity per common share	9.69	10.07

ASSET QUALITY
Allowance for loan losses	$11,665	$10,468
Non-performing loans	16,043	8,741
Non-performing assets	17,184	9,179
Allowance for loan losses as a percent of total loans receivable	0.70%	0.62%
Allowance for loan losses as a percent of non-performing loans	72.71	119.76
Non-performing loans as a percent of total loans receivable	0.97	0.52
Non-performing assets as a percent of total assets	0.92	0.48

	For the three months ended December 31,		For the years ended December 31,
	2008	2007	2008	2007
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.75%	0.64%	0.78%	0.05%
Return on average stockholders’ equity	11.39	10.09	11.98	0.86
Interest rate spread	3.14	2.55	3.00	2.50
Interest rate margin	3.35	2.83	3.24	2.79
Operating expenses to average assets	2.61	2.56	2.52	2.70
Efficiency ratio	68.74	72.36	66.97	97.05

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At December 31, 2008	At December 31, 2007
Real estate:
One- to-four family	$1,039,375	$1,084,687
Commercial real estate, multi-family and land	329,844	326,707
Construction	10,561	10,816
Consumer	222,797	213,282
Commercial	59,760	54,279

Total loans	1,662,337	1,689,771
Loans in process	(3,586)	(2,452)
Deferred origination costs, net	5,195	5,140
Allowance for loan losses	(11,665)	(10,468)

Total loans, net	1,652,281	1,681,991
Less: mortgage loans held for sale	3,903	6,072

Loans receivable, net	$1,648,378	$1,675,919

Mortgage loans serviced for others	$977,410	$1,026,070
Loan pipeline	69,751	74,808

	For the three months ended December 31,		For the years ended December 31,
	2008	2007	2008	2007
Loan originations	$90,947	$108,554	$383,043	$678,790
Loans sold	23,529	26,160	102,022	385,962
Net charge-offs	153	394	578	470

DEPOSITS

	At December 31, 2008	At December 31, 2007
Type of Account
Non-interest-bearing	$97,278	$103,656
Interest-bearing checking	517,334	454,666
Money market deposit	84,928	84,287
Savings	207,224	187,095
Time deposits	367,368	454,086

	$1,274,132	$1,283,790

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE QUARTERS ENDED DECEMBER 31,
	2008			2007
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earnings assets:
Interest-earning deposits and short-term investments	$6,818	$6.35%		$8,740	$96	4.39%
Investment securities (1)	57,613	575	3.99	62,591	900	5.75
FHLB stock	19,784	167	3.38	22,729	455	8.01
Mortgage-backed securities (1)	41,966	500	4.77	56,763	648	4.57
Loans receivable, net (2)	1,652,278	23,734	5.75	1,686,262	25,716	6.10

Total interest-earning assets	1,778,459	24,982	5.62	1,837,085	27,815	6.06

Non-interest-earning assets	89,929			97,524

Total assets	$1,868,388			$1,934,609

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$825,646	3,151	1.53	$733,446	3,745	2.04
Time deposits	376,582	2,778	2.95	461,101	5,063	4.39

Total	1,202,228	5,929	1.97	1,194,547	8,808	2.95
Borrowed funds	425,687	4,157	3.91	495,617	6,022	4.86

Total interest-bearing liabilities	1,627,915	10,086	2.48	1,690,164	14,830	3.51

Non-interest-bearing deposits	101,436			104,697
Non-interest-bearing liabilities	16,146			17,061

Total liabilities	1,745,497			1,811,922
Stockholders’ equity	122,891			122,687

Total liabilities and stockholders’ equity	$1,868,388			$1,934,609

Net interest income		$14,896			$12,985

Net interest rate spread (3)			3.14%			2.55%

Net interest margin (4)			3.35%			2.83%

	FOR THE YEARS ENDED DECEMBER 31,
	2008			2007
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earnings assets:
Interest-earning deposits and short-term investments	$10,496	$191	1.82%	$10,572	$526	4.98%
Investment securities (1)	60,952	2,948	4.84	68,118	4,561	6.70
FHLB stock	20,156	1,396	6.93	24,110	1,858	7.71
Mortgage-backed securities (1)	46,970	2,210	4.71	62,110	2,775	4.47
Loans receivable, net (2)	1,653,413	96,660	5.85	1,729,064	105,244	6.09

Total interest-earning assets	1,791,987	103,405	5.77	1,893,974	114,964	6.07

Non-interest-earning assets	93,055			100,398

Total assets	$1,885,042			$1,994,372

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$785,906	12,793	1.63	$725,755	14,861	2.05
Time deposits	408,870	13,963	3.42	491,465	21,725	4.42

Total	1,194,776	26,756	2.24	1,217,220	36,586	3.01
Borrowed funds	442,204	18,626	4.21	521,023	25,454	4.89

Total interest-bearing liabilities	1,636,980	45,382	2.77	1,738,243	62,040	3.57

Non-interest-bearing deposits	107,976			112,649
Non-interest-bearing liabilities	16,876			18,625

Total liabilities	1,761,832			1,869,517
Stockholders’ equity	123,210			124,855

Total liabilities and stockholders’ equity	$1,885,042			$1,994,372

Net interest income		$58,023			$52,924

Net interest rate spread (3)			3.00%			2.50%

Net interest margin (4)			3.24%			2.79%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.